UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                   Under The Securities Exchange Act Of 1934
                              (Amendment No. 1  )*

                                 Gadzooks Inc.
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                                (Name of Issuer)

                                  Common Stock
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                          (Title Class Of Securities)
                                   362553109
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                                 (CUSIP Number)

                           DKR Capital Partners LP
                            1281 East Main Street
                         Stamford, Connecticut 06902
                                 (203) 324-8400

               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              December 31, 2004
          (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

  X Rule 13d-1(b)
    Rule 13d-1(c)
    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).

CUSIP No.  362553109                  13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

DKR Capital Partners LP.
DKR Capital Partners L.P. is the managing General
Partner to DKR Oasis Management Company L.P.

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA
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 NUMBER OF      5    SOLE VOTING POWER
  SHARES
BENEFICIALLY 	2,700,000 Private Placement corporate Bonds
 OWNED BY	convertible into 540,000 shares of common stock
   EACH
 REPORTING
  PERSON
   WITH

                  --------------------------------------------------------------
        	6    SHARED VOTING POWER

          	0
          --------------------------------------------------------------
 NUMBER OF   	7    SOLE DISPOSITIVE POWER
  SHARES
BENEFICIALLY 	2,700,000 Private Placement corporate Bonds
 OWNED BY	convertible into 540,000 shares of common stock
   EACH
 REPORTING
  PERSON
   WITH
              --------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,700,000 Private Placement Corporate Bonds convertible into
540,000 shares of common stock


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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.57%
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12  TYPE OF REPORTING PERSON*

IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

      (A)   NAME OF ISSUER:
Gadzooks Inc.
      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
4121 International Parkway
Carrollton, TX 75007
USA

ITEM 2.

      (A)   NAME OF PERSON FILING:
DKR Capital Partners LP.
      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
1281 East Main Street
Stamford, CT 06902

      (C)   CITIZENSHIP:
Delaware, USA
      (D)   TITLE OF CLASS OF SECURITIES:
Common Stock
      (E)   CUSIP NUMBER:
362553109
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), THE PERSON FILING IS:

a. Broker or Dealer registered under Section 15 of the Act,
b. Bank as defined in Section 3(a)(6) of the Act,
c. Insurance Company as defined in Section 3(a)(19) of the Act,
d. Investment Company registered under Section 8 of the Investment Company Act,
e. |X|   INVESTMENT ADVISER REGISTERED UNDER SECTION 203
f. Employee Benefit Plan, or Endowment Fund,
g. Parent Holding Company or Control Person,
h. A saving association
i. A church plan that is excluded form the definition of an investment company
j. Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED:
2,700,000 Private Placement Corporate Bonds convertible to 540,000 shares of common stock were beneficially owned by DKR Oasis Management Company L.P. ("DKROMC") as the investment advisor to a fund managed by DKROMC.
DKR Capital Partners L.P., a registered investment adviser, is the managing General Partner to DKROMC.


      (B)   PERCENT OF CLASS:
5.57%
      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

2,700,000 Private Placement Corporate Bonds convertible into
540,000 shares of common stock

            (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
0
            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

2,700,000 Private Placement Corporate Bonds convertible into
540,000 shares of common stock

            (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. DKR Oasis Management Company LP (DKROMC) acts as Investment Manager to DKR SoundShore Oasis Holding Fund Ltd. As such DKROMC, has the right to receive or the power to direct the receipts of dividends from, or the proceeds from the sale of, such security. DKR Capital Partners L.P. is the managing General Partner to DKROMC.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
Not Applicable

ITEM 10. CERTIFICATION

      THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Date: February 14, 2005

/s/ Barbara Burger